Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188400 on Form S-3 and Registration Statement Nos. 333-195933, 333-158462, 333-133391, 333-133389, and 333-52199, on Form S-8 of our reports dated February 26, 2016, relating to the financial statements and financial statement schedule of Calgon Carbon Corporation, and the effectiveness of Calgon Carbon Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Calgon Carbon Corporation for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 26, 2016